Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of Vornado Realty Trust and the effectiveness of Vornado Realty Trust's internal control over financial reporting dated February 23, 2011, appearing in the Annual Report on Form 10-K of Vornado Realty Trust for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

March 16, 2011